Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

DROPBOX, INC.

Dropbox, Inc., a Delaware corporation, hereby certifies that:

1. The name of the corporation is Dropbox, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 8, 2007. The corporation was originally incorporated under the name Evenflow, Inc.

2. This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended and/or restated, has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: January 28, 2014	DROPBOX, INC.

	By:	/s/ Andrew Houston
	Name:	Andrew Houston
	Title:	Chief Executive Officer

EXHIBIT “1”

RESTATED CERTIFICATE OF INCORPORATION

OF

DROPBOX, INC.

ARTICLE I: NAME

The name of the corporation is Dropbox, Inc. (the “Corporation”).

ARTICLE II: REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

ARTICLE IV: AUTHORIZED SHARES

The Corporation is authorized to issue a total of 1,526,661,381 shares of its capital stock, which shall be divided into three (3) classes, designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of Class A Common Stock authorized to be issued is 700,000,000 shares, $0.00001 par value per share. The total number of shares of Class B Common Stock authorized to be issued is 600,000,000 shares, $0.00001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 226,661,381 shares, $0.00001 par value per share, of which 95,810,910 are designated as “Series A Preferred Stock”, 78,023,640 are designated as “Series A-1 Preferred Stock”, 29,268,103 are designated as “Series B Preferred Stock” and 23,558,728 are designated as “Series C Preferred Stock.”

ARTICLE V: TERMS OF CLASSES AND SERIES

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock, the Class A Common Stock and the Class B Common Stock are as follows:

1. Definitions. For purposes of this Article V. the following definitions apply:

1.1 “Affiliate” shall mean, with respect to any specified entity, any other entity which, directly or indirectly, controls, is controlled by, or is under common control with such specified entity, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, is under common investment management with, shares the same management or advisory company with or is otherwise affiliated with such entity.

1.2 “Board” shall mean the Board of Directors of the Corporation.

1.3 “Class A Common Stock” shall mean the Class A Common Stock, $0.00001 par value, of the Corporation.

1.4 “Class B Common Stock” shall mean the Class B Common Stock, $0.00001 par value, of the Corporation.

1.5 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Class A Common Stock that is payable in shares of Class A Common Stock or on the Class B Common Stock that is payable in shares of Class B Common Stock.

1.6 “Corporation” shall mean this corporation.

1.7 “Dividend Rate” shall mean $0.0051 per share per annum for the Series A Preferred Stock, $0.0013 per share per annum for the Series A-1 Preferred Stock, $0.7240 per share per annum for the Series B Preferred Stock and $1.5281 per share per annum for the Series C Preferred Stock (each as adjusted for any additional stock splits, combinations, stock dividends, reclassifications, recapitalizations or the like, with respect to each such series of Preferred Stock).

1.8 “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued by the Corporation.

1.9 “Original Issue Price” shall mean $0.06263 per share for the Series A Preferred Stock, $0.01605 per share for the Series A-1 Preferred Stock, $9.0491 per share for the Series B Preferred Stock and $19.1012 per share for the Series C Preferred Stock. The Original Issue Price shall be as adjusted for any additional stock splits or combinations of such Preferred Stock, stock dividends on such Preferred Stock, recapitalizations or reclassifications of such Preferred Stock or the like with respect to such Preferred Stock.

1.10 “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Class A Common Stock or Class B Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a Subsidiary that are subject to restricted stock purchase agreements, stock option exercise agreements, vesting agreements or any such similar agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.

1.11 “Preferred Stock” shall mean the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

1.12 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.00001 par value per share, of the Corporation.

1.13 “Series A-I Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.00001 par value per share, of the Corporation.

1.14 “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.00001 par value per share, of the Corporation.

1.15 “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.00001 par value per share, of the Corporation.

1.16 “Subsidiary” shall mean any corporation or other entity of which at least fifty percent (50%) of the outstanding voting stock (or equivalent equity interests) is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations or other entities.

2. Dividend Rights.

2.1 Dividend Preference. In each calendar year, the holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends on the Class A Common Stock or Class B Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid with respect to the Class A Common Stock or Class B Common Stock or Preferred Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each such series of Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Preferred Stock, respectively, during that calendar year; provided, however, that these restrictions shall not apply to Permitted Repurchases. Notwithstanding the foregoing, payments of any dividends to the holders of each such series of Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings or assets of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

2.2 Participation Rights. If, after dividends in the full preferential amounts specified in subsection 2.1 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends (other than a Common Stock Dividend) out of funds and assets legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Class A Common Stock, Class B Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Class A Common Stock and Class B Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Class B Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 6.

2.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than (x) cash or (y) in the case of a Common Stock Dividend, shares of Class A Common Stock or Class B Common Stock, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

2.4 Dividends on Class A Common Stock. No dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared and paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend being declared and paid to the holders of Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2.5 Dividends on Class B Common Stock. No dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared and paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend being declared and paid to the holders of Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner.

3.1 Liquidation Preferences. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Class A Common Stock or Class B Common Stock, an amount per share equal to the Original Issue Price for each such series of Preferred Stock, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

3.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in subsection 3.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Class A Common Stock and Class B Common Stock pro rata according to the number of shares of Class A Common Stock and Class B Common Stock held by each holder thereof Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of such series of Preferred Stock (assuming also the conversion into Class B Common Stock of all shares of any other series of Preferred Stock that would be deemed converted pursuant to this sentence), such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of a series of Preferred Stock into Class B Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of such series of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock.

3.3 Deemed Liquidation Events. Unless otherwise approved by vote of each of (i) the holders of at least two-thirds in voting power of the shares of the Preferred Stock then outstanding, acting as a separate class, (ii) the holders of at least 70% in voting power of the shares of the Series B Preferred Stock then outstanding (so long as a majority of the shares of Series B Preferred Stock originally issued remains outstanding), acting as a separate series, and (iii) the holders of a majority in voting power of the shares of the Series C Preferred Stock then outstanding (so long as a majority of the shares of Series C Preferred Stock originally issued remains outstanding), acting as a separate series, each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3 (collectively, a “Liquidation Event”): (a) any reorganization by way of share exchange, consolidation or merger, in one transaction or series of related transactions (each, a “combination transaction”), in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving entity of such combination transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent entity) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving entity (or its parent entity, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving entity (or its parent entity, if applicable) that are held by the Acquiring Stockholder; or (b) a sale, transfer, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Corporation. For purposes of this subsection 3.3, an “Acquiring Stockholder” means a stockholder or stockholders of the Corporation that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of the stock or other equity interests of another entity that merges or combines with the Corporation in such combination transaction.

3.4 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by each of (i) the Board in good faith, (ii) the holders of at least 70% in voting power of the then outstanding shares of Series B Preferred Stock (so long as a majority of the shares of Series B Preferred Stock originally issued remains outstanding), and (iii) the holders of a majority in voting power of the then outstanding shares of Series C Preferred Stock (so long as a majority of the shares of Series C Preferred Stock originally issued remains outstanding) (each an “Appraising Group”), except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as mutually determined by the Appraising Groups. This mutual determination shall be made as follows: (x) the Appraising Groups will separately calculate a value of such securities (each a “Securities Valuation”); and (y) if the Securities Valuations are within twenty (20%) of each other (as calculated by subtracting the lower Securities Valuation from the higher Securities Valuation and dividing the difference by the higher Securities Valuation), then the fair market value for such securities will be equal to the average of the two Securities Valuations. If the Securities Valuations are not within twenty percent (20%) of each other, the Appraising Groups shall mutually agree upon an independent valuation consulting firm (a “Valuation Firm”) to select a Securities Valuation applicable to such securities. If the Appraising Groups cannot mutually agree on a Valuation Firm, each shall select a Valuation Firm and such selected Valuation Firms shall designate a third Valuation Firm whose Securities Valuation shall be determinative. The cost of the foregoing Valuation Firms, in all instances, shall be paid for by the Corporation.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 3.4(a)(i)-(iii) to reflect the approximate fair market value thereof, as mutually determined by the Appraising Groups. This mutual determination of the appropriate discount from the fair market value shall be made in the same maimer as the mutual determination of the fair market value set forth in subparagraph 3.4(a)(iii) above.

3.5 Allocation of Escrow and Contingent Consideration. Notwithstanding anything to the contrary contained herein, in the event of a Liquidation Event that provides for any of the cash, securities or other consideration payable to the holders of Preferred Stock in connection with such Liquidation Event to be heldback, withheld or placed in escrow or other similar arrangement in order to satisfy any representation and warranty, indemnification, purchase price adjustment, guarantee or similar obligations of the holders of Preferred Stock or rights of another party in connection with such Liquidation Event (the amount of such cash, securities or other consideration being the “Holdback Consideration”), (i) the portion of such consideration that is not subject to the Holdback Consideration (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with subsections 3.1 and 3.2 hereof as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (ii) the Holdback Consideration, upon its release from escrow, the satisfaction of applicable contingencies or similar such event, shall be allocated among the holders of capital stock of the Corporation in accordance with subsections 3.1 and 3.2 hereof after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

5. Voting Rights.

5.1 Class A Common Stock and Class B Common Stock. Each holder of shares of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on each matter on which such holders of such shares are entitled to vote. Each holder of shares of Class B Common Stock, as such, shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on each matter on which such holders of such shares are entitled to vote. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5.2 Preferred Stock. Each holder of shares of Preferred Stock, as such, shall be entitled to ten (10) votes for each share of Class B Common Stock into which the shares of Preferred Stock held of record by such holder could then be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matter at a meeting or, in the case of an action by written consent of stockholders in lieu of a meeting, the record date for the determination of stockholders entitled to consent to corporate action in writing without a meeting.

5.3 General. Subject to the other provisions of this Restated Certificate of Incorporation, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class B Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) and applicable law, and shall be entitled to vote, together with the holders of Class A Common Stock and Class B Common Stock, with respect to any question upon which holders of Class A Common Stock and Class B Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided in this Restated Certificate of Incorporation or as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate classes.

5.4 Board Size. The authorized number of directors of the Corporation’s Board shall be five (5). So long as at least 45,000,000 shares of Preferred Stock are outstanding (as may be adjusted for additional stock splits, combinations, stock dividends, recapitalizations, reclassifications and the like), the Corporation shall not alter the authorized number of directors in this Restated Certificate of Incorporation without first obtaining the written consent, or affirmative vote at a meeting, of (i) the holders of at least a majority in voting power of the then outstanding shares of the Preferred Stock, voting as a separate class, and (ii) the holders of at least a majority in voting power of the then outstanding shares of Class A Common Stock and Class B Common Stock, voting as a separate class.

5.5 Board of Directors Election. (i) So long as at least 45,000,000 shares of Preferred Stock are outstanding (as may be adjusted for additional stock splits, combinations, stock dividends, recapitalizations, reclassifications and the like), the holders of the Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director (the “Preferred Director”) of the Corporation at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such director without cause and to fill any vacancy caused by the resignation, death or removal of such director; and (ii) the holders of the Class A Common Stock and Class B Common Stock, voting as a separate class, shall be entitled to elect four (4) directors of the Corporation at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors without cause and to fill any vacancy caused by the resignation, death or removal of such directors.

5.6 Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

6. Preferred Stock Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Class B Common Stock as follows:

6.1 Optional Conversion.

(a) At the option of the holder thereof, each share of Preferred Stock shall be convertible into fully paid and nonassessable shares of Class B Common Stock as provided in this Restated Certificate of Incorporation.

(b) Each holder of Preferred Stock who elects to convert the same into shares of Class B Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or any transfer agent for the Preferred Stock or Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted and the name or names in which the shares of Class B Common Stock issuable upon such conversion are to be issued. Thereupon, the Corporation shall promptly register in book-entry form the number of shares of Class B Common Stock issued to such holder upon such conversion. The Corporation shall not be obligated to issue any certificates evidencing the shares of Class B Common Stock into which any shares of Preferred Stock shall have been converted pursuant to this subsection 6.1. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock at such time on such date If a conversion election under this subsection 6.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, (which underwritten offering does not cause an automatic conversion pursuant to subsection 6.2 to take place) the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class B Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

6.2 Automatic Conversion.

(a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Class B Common Stock as provided in this Restated Certificate of Incorporation: (i) immediately prior to the closing of a firm commitment underwritten public offering on an internationally recognized securities exchange or trading system pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock and/or Class B Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds thirty-five million dollars ($35,000,000) before deduction of underwriters’ discounts and commissions (a “Qualified IPO”); or (ii) subject to obtaining the approval required under Article V. Sections 8.2(c) and 8.3(c), upon the Corporation’s receipt of the written consent of the holders of at least a majority in voting power of the then outstanding shares of Preferred Stock to the conversion of all of the then outstanding Preferred Stock under this subsection 6.2.

(b) Upon the occurrence of any event specified in subparagraph 6.2(a) (i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Class B Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the occurrence of such automatic conversion of the

Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the principal corporate office of the Corporation or any transfer agent for the Preferred Stock or Class B Common Stock. Notwithstanding the foregoing, whether or not any such certificate shall have been so surrendered, each certificate that immediately prior to the automatic conversion of the Preferred Stock as provided in subparagraph 6.2(a) (i) or (ii) above shall, from and after the time of such conversion, be deemed cancelled and shall no longer represent shares of Preferred Stock or be transferable. The Corporation shall not be obligated to issue any certificates evidencing the shares of Class B Common Stock into which any shares of Preferred Stock shall have been converted.

6.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares of Class B Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price for each such series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same Timmer upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Original Issue Date, (i) the issue by the Corporation of additional shares of Class A Common Stock or Class B Common Stock as a dividend or other distribution on outstanding Class A Common Stock or Class B Common Stock, (ii) a subdivision of the outstanding shares of Class A Common Stock or Class B Common Stock into a greater number of shares of Class A Common Stock or Class B Common Stock, or (iii) a combination of the outstanding shares of Class A Common Stock or Class B Common Stock into a smaller number of shares of Class A Common Stock or Class B Common Stock.

6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Class A Common Stock or Class B Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Class B Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Class B Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Class B Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class B Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided in this Restated Certificate of Incorporation or with respect to such other securities or property by the terms thereof

6.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another entity (except an event which is governed under subsection 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor entity resulting from such reorganization, merger or consolidation, to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 6.7 shall similarly apply to successive reorganizations, mergers and consolidations. Notwithstanding anything to the contrary contained in this Section 6, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 8 hereof, then such transaction and the rights of the holders of Preferred Stock, Class A Common Stock and Class B Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this subsection 6.7.

6.8 Sale of Shares Below Conversion Price.

(a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this subsection 6.8 to have issued or sold, Additional Shares (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 6.4, a dividend or distribution as provided in subsection 6.5 or a recapitalization, reclassification or other change as provided in subsection 6.6, or a reorganization, merger or consolidation as provided in subsection 6.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares so issued or sold (or deemed so issued and sold).

(b) Certain Definitions. For the purpose of making any adjustment required under this subsection 6.8:

(i) The “Additional Shares” shall mean all shares of Class A Common Stock or Class B Common Stock issued by the Corporation, or deemed issued as provided in paragraph 6.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

(A) shares of Class B Common Stock issued or issuable upon conversion of the shares of the Preferred Stock outstanding on the Original Issue Date;

(B) any shares of Class A Common Stock, Class B Common Stock or Preferred Stock (or options, warrants or rights therefor) granted or issued after the Original Issue Date to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; provided such grants or issuances are not primarily for capital raising purposes;

(C) any shares of Class A Common Stock, Class B Common Stock or Preferred Stock (and/or options or warrants therefor) issued to (i) parties that are strategic partners investing in connection with a commercial relationship or development project with the Corporation, which issuance is not primarily for capital raising purposes, or (ii) parties in connection with their providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by the Board as additional consideration for such arrangements;

(D) shares of Class A Common Stock, Class B Common Stock or Preferred Stock issued (i) as consideration for the acquisition of another corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Board or (ii) as consideration for the purchase of equity ownership in connection with a joint venture or other strategic arrangement or other commercial relationship, provided such an arrangement is approved by the Board;

(E) shares of Preferred Stock issued under the Series C Preferred Stock Purchase Agreement, dated on or around January 27, 2014 (the “Series C Preferred Stock Purchase Agreement”), as such agreement may be amended;

(F) shares of Class A Common Stock, Class B Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Corporation outstanding as of the Original Issue Date (at such exercise or purchase price in effect as of the Original Issue Date, subject to adjustment for any stock splits, combinations, stock dividends, reclassifications, recapitalizations or the like) and any securities issuable upon the conversion thereof;

(G) shares of Class A Common Stock, Class B Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, recapitalization or reclassification for which adjustments are otherwise made under Article V, subsections 6.5, 6.6 or 6.7, or issued pursuant to a Common Stock Event;

(H) shares of Class A Common Stock or Class B Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Class B Common Stock;

(I) shares of Class A Common Stock, Class B Common Stock or Preferred Stock (or options or warrants therefor) issued pursuant to the terms of a settlement of a lawsuit approved by the Board;

(J) shares of Class A Common Stock issued or issuable upon conversion of shares of Class B Common Stock in accordance with Article V, subsection 7; and

(K) any shares of Class A Common Stock, Class B Common Stock or Preferred Stock (or options, or warrants or rights to acquire the same), issued or issuable after the Original Issue Date that are approved by the Board including the director elected by the holders of the Preferred Stock and by holders of at least 70% in voting power of the then outstanding shares of Series B Preferred Stock (so long as a majority of the shares of Series B Preferred Stock originally issued remains outstanding) and a majority in voting power of the then outstanding shares of Series C Preferred Stock (so long as a majority of the shares of Series C Preferred Stock originally issued remains outstanding), and each such approval specifically states that such shares shall be excluded from the definition of “Additional Shares” under this subparagraph 6.8(b).

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares, Convertible Securities or Rights or Options to purchase either Additional Shares or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares equal to the sum of (A) all shares of Class A Common Stock and Class B Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Class A Common Stock or Class B Common Stock of the Corporation issuable upon conversion of all Convertible Securities that are outstanding at the time in question, plus (C) all shares of Class A Common Stock or Class B Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Class A Common Stock or Class B Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Class A Common Stock or Class B Common Stock, in all cases without double counting.

(iv) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, including Preferred Stock.

(v) The “Effective Price” of Additional Shares shall mean the quotient determined by dividing the total number of Additional Shares issued or sold, or deemed to have been issued or sold, by the Corporation under this subsection 6.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this subsection 6.8, for the issue of such Additional Shares; and

(vi) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Class A Common Stock, Class B Common Stock or Convertible Securities.

(c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this subsection 6.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Class A Common Stock or Class B Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares that is equal to the maximum number of shares of Class A Common Stock or Class B Common Stock issuable upon exercise or conversion of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that.

(i) if the minimum amounts of such consideration caimot be ascertained in such Deemed Issuance, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities in accordance with the terms of such Rights, Options or Convertible Securities, as applicable, is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities in accordance with the terms of such Rights, Options or Convertible Securities, as applicable.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Class A Common Stock or Class B Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Class A Common Stock or Class B Common Stock so issued were the shares of Class A Common Stock or Class B Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Class A Common Stock or Class B Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

6.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.

6.10 Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Class B Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

6.11 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

6.12 Notices. Any notice required by the provisions of this Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

7. Class B Common Stock Conversion.

7.1 Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall deliver a written notice to the Corporation at its principal corporate office, of the election to convert the Class B Common Stock and shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the shares of Class A Common Stock are to be registered. The Corporation shall, as soon as practicable thereafter, register such holder of Class B Common Stock, or the nominee or nominees or such holder, on the Corporation’s books as the owner of the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior the close of business on the date of such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date Each share of Class B Common Stock that is converted pursuant to this subsection 7.1 shall be retired by the Corporation and shall not be reissued by the Corporation.

7.2 Conversion Upon Transfer. This subsection 7.2 shall become effective immediately prior to the closing of a Qualified IPO, provided that the Class B Common Stock is then a “covered security” pursuant to Section 18 of the Securities Act of 1933, as amended (the “Covered Security Date”). On or after the Covered Security Date, each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in subsection 7.5(d)), other than a Permitted Transfer (as defined in subsection 7.5(0), of such share of Class B Common Stock. Each share of Class B Common Stock that is converted pursuant to this subsection 7.2 shall be retired by the Corporation and shall not be reissued by the Corporation.

7.3 Automatic Conversion. Each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock (the “Automatic Conversion”), upon the earliest to occur of:

(a) the date specified by the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, provided however, that such date is on or after the one (1) year anniversary of the Covered Security Date;

(b) the date on which the outstanding shares of Class B Common Stock represent less than five percent (5%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock; or

(c) the date of the death of the Founder that is the last to die.

The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this subsection 7.3 to holders of record of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion. Such notice shall be provided by any means then permitted by the Delaware General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the outstanding shares of Class B Common Stock shall be converted into Class A Common Stock automatically without the need for any further action by the holders of such shares. Each share of Class B Common Stock that is converted pursuant to this subsection 7.3 shall be retired and shall not be reissued by the Corporation. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this subsection 7.3 is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend to be paid to such holders, the holder of such Class B Common Stock as of such record date will be entitled to receive such dividend on such payment date; and provided, further, that to the extent that such dividend is payable in Class B Common Stock, no shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been convertible on such payment date

7.4 Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated by this Restated Certificate of Incorporation as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

7.5 Definitions. For purposes of this Section 7:

(a) “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder (as defined below), the spouse, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such Qualified Stockholder.

(b) “Founders” shall mean Andrew Houston and Arash Ferdowsi (and each of them is referred to as a “Founder”).

(c) “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately following the Covered Security Date; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise of Rights or Options or conversion of Convertible Securities that, in each case, are outstanding as of the Covered Security Date; (iii) each natural person who, prior to the Covered Security Date, Transferred shares of Common Stock of the Corporation to a Permitted Entity that becomes a Qualified Stockholder; (iv) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Rights or Options exercisable or Convertible Security convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (v) a Permitted Transferee.

(d) “Permitted Entity” shall mean with respect to a Qualified Stockholder (i) a Permitted Trust (as defined below) solely for the benefit of (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder, or (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder.

(e) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 7:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (x) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (y) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity.

(f) “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(g) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, or (B) any Permitted Entity of such Qualified Stockholder; or

(ii) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(h) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(i) “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(j) “Voting Control’ shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

8. Restrictions and Limitations.

8.1 Class Protective Provisions. So long as 45,000,000 shares of Preferred Stock remain outstanding (as may be adjusted for additional stock splits, combinations, stock dividends, recapitalizations, reclassifications and the like), the Corporation shall not (by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in voting power of the then outstanding shares of Preferred Stock, voting as a single class, take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or change the rights, preferences, privileges or restrictions of the Preferred Stock so as to materially and adversely affect such Preferred Stock by amending this Restated Certificate of Incorporation or the Bylaws;

(b) authorize, designate or issue, whether by reclassification or otherwise, any capital stock having rights, preferences or privileges senior to or being on a parity with the Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(c) redeem or repurchase Class A Common Stock or Class B Common Stock other than Permitted Repurchases;

(d) effect a Liquidation Event in which each holder of Series A Preferred Stock, Series A-1 Preferred Stock,Series B Preferred Stock or Series C Preferred Stock receives less than two (2) times such holder’s Original Issue Price per share;

(e) declare or pay any dividends (other than dividends payable solely in shares of its own Class A Common Stock or Class B Common Stock) on or make any purchase, redemption or acquisition (other than Permitted Repurchases), directly or indirectly, on account of any shares of Class A Common Stock, Class B Common Stock or Preferred Stock now or hereafter outstanding; or

(f) voluntarily dissolve or liquidate the Corporation or reclassify or recapitalize the outstanding capital stock of the Corporation.

8.2 Series B Preferred Stock Protective Provision. So long as a majority of the shares of Series B Preferred Stock originally issued remains outstanding, and notwithstanding anything to the contrary herein, the Corporation shall not (by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% in voting power of the then outstanding shares of Series B Preferred Stock, voting together as a single class, take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect them adversely (provided, however, that for clarity it is acknowledged that the authorization or issuance of a new series of preferred stock by the Corporation shall not, on its own, be deemed to adversely affect the rights, preferences or privileges of the Series B Preferred Stock);

(b) create or authorize the creation of additional shares of Series B Preferred Stock;

(c) convert any shares of Series B Preferred Stock into Class B Common Stock, except pursuant to a Qualified IPO; or

(d) redeem or repurchase any shares of Class A Common Stock, Class B Common Stock or Preferred Stock (excluding such redemptions or repurchases (i) that are Permitted Repurchases and (ii) pursuant to the Corporation’s rights of first refusal).

8.3 Series C Preferred Stock Protective Provision. So long as a majority of the shares of Series C Preferred Stock originally issued remains outstanding, and notwithstanding anything to the contrary herein, the Corporation shall not (by amendment, reclassification, merger, consolidation, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority in voting power of the then outstanding shares of Series C Preferred Stock, voting together as a single class, take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a) alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect them adversely (provided, however, that for clarity it is acknowledged that the authorization or issuance of a new series of preferred stock by the Corporation shall not, on its own, be deemed to adversely affect the rights, preferences Or privileges of the Series C Preferred Stock);

(b) create or authorize the creation of additional shares of Series C Preferred Stock;

(c) convert any shares of Series C Preferred Stock into Class B Common Stock, except pursuant to a Qualified IPO;

(d) redeem or repurchase any shares of Class A Common Stock, Class B Common Stock or Preferred Stock (excluding such redemptions or repurchases (i) that are Permitted Repurchases or (ii) pursuant to the Corporation’s rights of first refusal);

(e) effect the sale of any shares of Series C Preferred Stock other than pursuant to the Series C Preferred Stock Purchase Agreement; or

(f) consummate any liquidation, dissolution or winding up of the Corporation or any Liquidation Event unless the consideration received by the holders of Series C Preferred Stock in connection therewith is at least equal to the amount payable with respect to the Series C Preferred Stock under Article V. subsection 3.

9. Miscellaneous

9.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

9.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

9.3 Waiver. Any of the rights, powers, preferences and other terms of a series of the Preferred Stock or the Preferred Stock as a class that are set forth herein may be waived on behalf of all holders of such series of Preferred Stock or the Preferred Stock as a class by the affirmative written consent or vote of the holders of at least a majority in voting power of the shares of such series of Preferred Stock or such Preferred Stock as a class that are then outstanding; provided, that:

(a) any waiver of the rights of the holders of Preferred Stock set forth in Article V, subsection 3.3 shall require the affirmative written consent or vote of the holders of at least two-thirds in voting power of the shares of Preferred Stock then outstanding, acting as a separate class;

(b) any waiver of the rights of the holders of Series B Preferred Stock set forth in subsection 3.3, subsection 3.4, subparagraph 6.8(b)(i)(K) or subsection 8.2 of Article V shall require the affirmative written consent or vote of the holders of at least 70% in voting power of the shares of the Series B Preferred Stock then outstanding (so long as a majority of the shares of Series B Preferred Stock originally issued remains outstanding); and

(c) any waiver of the rights of the holders of Series C Preferred Stock set forth in subsection 3.3, subsection 3.4, subparagraph 6.8(b)(i)(K) or subsection 8.3 of Article V shall require the affirmative written consent or vote of the holders of a majority in voting power of the shares of the Series C Preferred Stock then outstanding (so long as a majority of the shares of Series C Preferred Stock originally issued remains outstanding).

9.4 Equal Status of Class A Common Stock and Class B Common Stock. Except as expressly set forth in this Article V, the Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and to all matters to the Class B Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.

ARTICLE VI: AMENDMENT OF BYLAWS

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VII: DIRECTOR LIABILITY

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: DIRECTORS AND CORPORATE OPPORTUNITIES

In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled such director’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a trimmer consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation and who is also a partner or employee of a Fund shall belong to such Fund, unless such opportunity was expressly offered to such person solely in his or her capacity as a director of the Corporation.

Without limiting the foregoing provision of this Article VIII, the Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than any person who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.